 Exhibit 28(n)

The Alerian MLP Funds Trust

Form of Rule 18f-3 Multiple Class Plan

Under the Investment Company Act of 1940

Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires that an investment company desiring to offer multiple classes of shares pursuant to the Rule adopt a plan setting forth the differences among the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges. Any material amendment to the plan must be approved by the investment company’s Board of Trustees/Directors, including a majority of the disinterested Board members, who must find that the plan is in the best interests of each class individually and the investment company as a whole.

This Rule 18f-3 Multiple Class Plan (the “Plan”) shall apply to those funds in The Alerian MLP Funds Trust listed in Exhibit A (each a “Fund” and, collectively, the “Funds”) and to any future fund for which this Plan has been approved in accordance with the above paragraph.

The provisions of this Plan are severable for each Fund and for each Class of shares, and whenever action is to be taken with respect to this Plan, that action must be taken separately for each Fund, and for each Class of shares within a Fund that is affected by the matter.

1.	Class Designation. All Funds offer shares designated Class A and Class I, and the Alerian MLP Select 40 Fund offers shares designated as Class Y.

2.	Differences in Availability. Class A, Class I and Class Y shares shall each be available through the same distribution channels, except that

(a) Class I shares are only available to:

•	those making a minimum investment of $1,000,000;

•	tax-exempt institutional investors such as endowments and pension plans, for which no third-party administrator receives compensation from the Funds;

•	401(k) plans, 457 plans, and 403(b) plans for which no third-party administrator receives compensation from the Funds;

•	retirement plans for which no third-party administrator receives compensation from the Funds;

•
a bank, trust company or similar financial institution investing for its own account or for trust accounts for which it has authority to make investment decisions as long as the accounts are not part of a program that requires payment of Rule 12b-1 or administrative service fees to the financial institution;

•	registered investment advisers investing on behalf of institutions and high net-worth individuals where the advisers derive compensation for advisory services exclusively from clients; and

•	directors, officers, employees, and sales agents of the Advisor.

(b) Class Y shares are only available to clients of a high-net worth advisor that has an arrangement with the Fund to purchase the shares through separately managed accounts of an unaffiliated broker dealer.

3.
Shareholder Services.  The services offered to shareholders of each Class shall be the same but only the Class A Shares are subject to fees pursuant to the Shareholder Services Plan related thereto and as set forth on Exhibit C.  All other terms and conditions with respect to Shareholder Service Fees shall be governed by the plan adopted by the Funds with respect to such fees.

4.
Differences in Distribution Arrangements.  Class A shares shall be offered with a front-end sales charge, as such term is defined in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. The amount of the sales charge on Class A shares is set forth at Exhibit B.  Class A shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The maximum Distribution (12b-1) Plan fees for Class A shares of each Fund is 0.25%.  These fees are used to pay the Fund’s principal underwriter for distributing and or providing services to the Fund’s Class A shares.

Front-end sales charges on Class A shares are waived for investors who purchase shares directly through the Funds’ website, or over the phone or by mail, directly through the Funds’ transfer agent; investors purchasing shares through a brokerage firm that has an agreement with the Fund or the Funds’ distributor to waive sales charges; investment advisory clients of a broker-dealer that has a dealer/selling agreement with the Funds’ distributor; and retirement plans; 401(k) plans, 457 plans, 403(b) plans, profit sharing and money purchase pension plans, defined benefit plans, non-qualified deferred compensation plans, and other retirement plans.

5.
Differences in Management Fees.  Each Class of shares of each Fund pays the Advisor a fee that is computed and paid monthly at an annual rate that is a percentage of the Fund’s average daily net assets during the month.  The annual percentage rate for each of Class A, Class I, and Class Y shares in the Alerian MLP Select 40 Fund is 0.70%.  The annual percentage rate for each of Class A and Class I shares in the Alerian MLP Alpha Fund is 1.10%.  The annual percentage rate for each of Class A and Class I shares in the Alerian MLP Income Fund is 0.95%.

6.
Expense Allocation.  The Funds pay all of their expenses other than those expressly assumed by the Advisor. Expenses of the Funds are deducted from each Fund’s total income before dividends are paid. Each Fund’s expenses include, but are not limited to, (1) fees paid to the Advisor and the Fund’s administrator; (2) fees of the Fund’s independent registered public accounting firm, custodian and transfer agent fees, and certain related expenses; (3) taxes; (4) brokerage fees and commissions; (5) interest; (6) costs incident to meetings of the Board and meetings of the Fund’s shareholders; (7) costs of printing and mailing prospectuses and reports to shareholders and the filing of reports with regulatory bodies; (8) legal fees and disbursements; (9) fees payable to federal and state regulatory authorities; (10) fees and expenses of Trustees who are not “interested” persons, as defined by the 1940 Act, of the Fund; (11) with respect to Class A shares, applicable 12b-1 expenses; and (12) any extraordinary expenses.  Overall costs of the Trust that are not specific to each Fund, such as the costs of printing and distributing the Trust's prospectus, are allocated among the Funds based on the average assets in each Class of shares

7.
Allocation of Income, Gains and Losses.  Income, gains and losses will be allocated among each Fund’s share classes on the basis of their value of shares outstanding.  As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each class of shares will vary.  Dividends and distributions paid to each class of shares will be calculated in the same manner, on the same day and at the same time.

8.	Conversion Features. No shares of any Fund have conversion features.

9.	Exchange Privileges. No shares of any Fund have exchange privileges.

10.
General.  The Funds may issue an unlimited number of shares of beneficial interest. All shares of a Fund have equal rights and privileges. Each share of a Fund is entitled to one vote on all matters as to which shares are entitled to vote. In addition, each share of a Fund is entitled to participate equally with other shares (i) in dividends and distributions declared by such Fund and (ii) on liquidation to its proportionate share of the assets remaining after satisfaction of outstanding liabilities. Shares of a Fund are fully paid, non-assessable and fully transferable when issued and have no pre-emptive rights. Fractional shares have proportionately the same rights, including voting rights, as are provided for a full share. Each share Class represents an interest in the same assets of the Fund, has the same rights and is identical in all material respects except that (i) each Class of shares may be subject to different (or no) sales loads, (ii) each Class of shares may bear different distribution fees; (iii) certain other Class specific expenses will be borne solely by the Class to which such expenses are attributable, and (iv) each Class has exclusive voting rights with respect to matters relating to its own distribution arrangements.

EXHIBIT A

Alerian MLP Select 40 Fund

Alerian MLP Alpha Fund

Alerian MLP Income Fund

EXHIBIT B

The following table shows the front-end sales charges for Class A shares based on the amount invested in Class A shares:

Amount Invested	Sales Charge as a Percentage of Purchase Price	Sales Charge as a Percentage of Net Amount Invested
Less than $50,000	5.75%	6.10%
$50,000 up to $100,000	4.75%	4.99%
$100,000 up to $250,000	3.50%	3.63%
$250,000 up to $500,000	2.50%	2.56%
$500,000 up to $1 million	2.00%	2.04%
$1 million or more	None	None

EXHIBIT C

THE ALERIAN MLP FUNDS TRUST
SHAREHOLDER SERVICE PLAN

January   , 2010

This Shareholder Service Plan (the “Plan”) is adopted by The Alerian MLP Funds Trust (the “Trust”) with respect to the Class A share of beneficial interest of each Series of the Trust.

SECTION 1. ADMINISTRATOR

The Trust has entered into a Distribution Agreement (the “Distribution Agreement”) with UMB Distribution Services, Inc. (“UMBDS”) whereby UMBDS provides certain distribution services for the Trust.

SECTION 2. SERVICE AGREEMENTS; PAYMENTS

(a)           UMBDS is authorized to enter into Shareholder Service Agreements the (“Agreements”), the form of which shall be approved by the Board of Trustees of the Trust (the “Board”), with financial institutions and other persons who provide services for and maintain shareholder accounts (“Service Providers”) as set forth in this Plan.

(b)           Pursuant to the Agreements, as compensation for the services described in Section 4 below, UMBDS may pay the Service Provider, on behalf of the Class A shares of each Series of the Trust, a fee at an annual rate of up to 0.25% of the average daily net assets of the Class A shares of each Series of the Trust represented by the Class A shareholder accounts for which the Service Provider maintains a service relationship.

Provided, however, that the Trust shall not directly or indirectly pay any amounts, whether Payments (as defined in the Agreements) or otherwise, that exceed any applicable limits imposed by law or the Financial Industry Regulatory Authority.

(c)           Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with an investment in the Class A shares of a Series of the assets of its customers (i) will be disclosed by the Service Provider to its customers, (ii) will be authorized by its customers, and (iii) will not result in an excessive fee to the Service provider.

SECTION 3. SHAREHOLDER SERVICE FEE

Pursuant to this Plan, the Trust shall daily accrue a Shareholder Service Fee not to exceed the lessor of (i) 0.25% per annum of the average daily net assets of the Class A shares of each Series of the Trust or (ii) the combined Payments made with respect to the Class A shares of each Series of the Trust for the month.

SECTION 4. SERVICE ACTIVITIES

Service activities include (a) establishing and maintaining accounts and records relating to clients of Service Provider; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of Class A shares of the Trust may be effected and other matters pertaining to the Trust’s services; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing purchase, exchange and redemption transactions; (e) arranging for the wiring of funds; (f) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (g) integrating periodic statements with other shareholder transactions; and (h) providing such other related services as the shareholder may request.

SECTION 5. AMENDMENT AND TERMINATION

(a)           Any material amendment to the Plan shall be effective only upon approval of the Board, including a majority of the trustees who are not interested person of the Trust as defined in the Investment Company Act of 1940 (the “Disinterested Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan.

(b)           The Plan may be terminated without penalty at any time by a vote of a majority of the Disinterested Trustees.

THE ALERIAN MLP FUNDS TRUST
SHAREHOLDER SERVICE AGREEMENT

Schedule A

PAYMENTS PURSUANT TO THE SERVICE PLAN

up to 0.25% of the average annual daily net assets of The Alerian MLP Select 40 Fund represented by shares owned by investors for which Institution provides services pursuant to this Agreement.

up to 0.25% of the average annual daily net assets of The Alerian MLP Alpha Fund represented by shares owned by investors for which Institution provides services pursuant to this Agreement.

up to 0.25% of the average annual daily net assets of The Alerian MLP Income Fund represented by shares owned by investors for which Institution provides services pursuant to this Agreement.